Exhibit 99.1

Gateway Energy Corporation
Exhibit to Current Report on Form 8-K Dated May 9, 2003
Exhibit 99.1 – Internet-based Information Release

GATEWAY ENERGY CORPORATION ANNOUNCES 1st QUARTER 2003 FINANCIAL RESULTS, AND COMPLETION OF MADISONVILLE PIPELINE FACILITIES

Gateway Energy Corporation today reported the following results for the quarter ended March 31, 2003 ($000’s except per share data):

Quarter Ended

March 31:	2003	2002
Revenues:	$2,834	$1,424
Operating margin(1)	497	423
Loss from continuing operations	(65)	(209)
Discontinued operations	—	(20)
Cumulative effect of change in accounting for future asset retirement obligations	(106)	—
Net loss	(171)	(229)

Basic and diluted loss per common share:
Continuing operations	$—	$(0.01)
Discontinued operations	—	—
Cumulative effect of change in accounting principle	(0.01)	—
Net loss	$(0.01)	$(0.01)

(1)  Revenues less cost of purchased gas less operation and maintenance expenses.

Gateway Energy Corporation also announced today that its subsidiaries have completed construction of the four-inch gathering pipeline, the three-inch injection pipeline and the ten-inch sales pipeline (collectively the “Pipeline Facilities”) servicing the Madisonville Plant, a gas treatment plant constructed in Madison County, Texas by an affiliate of The Hanover Company (“Hanover”).  The Pipeline Facilities are expected to become fully operational during May 2003 in conjunction with the start-up of the Madisonville Plant.

The Madisonville Plant is designed initially to treat 18,000 Mcf of natural gas per day to remove nitrogen and other impurities from the gas allowing it to be sold.  The Company has the exclusive license in the U.S. for a state-of-the-art, patented absorption based technology— developed by Advanced Extraction Technology, Inc. of Houston—to remove nitrogen from natural gas streams.  Hanover selected the Company’s nitrogen rejection process for the Madisonville Plant.  The Madisonville Plant is the largest plant to-date to use the Company’s process, and the Company expects to employ the process in additional treating facilities in 2003.

Gateway Energy Corporation (OTCBB: GNRG) owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore in state and federal waters of the Gulf of Mexico.  The Company also owns the exclusive U.S. license for a state-of-the-art, patented process for the rejection of nitrogen from natural gas streams.

This press release includes forward-looking statements that involve risks and uncertainties such as are detailed from time to time in the Company’s SEC filings.  Actual results may differ materially from management expectations.

Contact: Nancy S. Block – Manager of Investor Relations and Administration, (713) 336-0844.

Website: www.gatewayenergy.com

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